Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-135614, 333-129267, 333-365, 333-58162, and 333-92053 on Forms S-8 and Registration Statement No. 333-122803 on Form S-3 of our report dated June 27, 2008, appearing in this Annual Report on Form 11-K of Merit Medical Systems, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
June 27, 2008